Filed Pursuant to Rule 424(b)(3)

Registration No. 333-202757

Prospectus Supplement No. 4

(to prospectus dated April 9, 2015)

17,506,667 Shares

TerraForm Power, Inc.

Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 9, 2015, covering resales by selling stockholders of our Class A common stock, par value $0.01 per share, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 7, 2015.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

See “Risk Factors” beginning on page 7 of the prospectus to read factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus Supplement Dated July 7, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 6, 2015 (June 30, 2015)

TERRAFORM POWER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36542	46-4780940
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor

Bethesda, Maryland 20814

(Address of principal executive offices, including zip code)

(240) 762-7700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2015, (i) TerraForm IWG Acquisition Holdings, LLC, a wholly-owned indirect subsidiary of TerraForm Power, Inc. (the “Company” or “TerraForm Power”), entered into a purchase and sale agreement (the “Purchase Agreement”) with Invenergy Wind Global LLC (“Seller”) to acquire 90.1% of the outstanding equity interests in Bishop Hill Class B Holdings, LLC, California Ridge Class B Holdings LLC, Invenergy Prairie Breeze Holdings LLC, Rattlesnake Wind I Class B Holdings LLC and Prairie Breeze Expansion Class B Holdings LLC (collectively, the “Acquired Companies”), upon the terms and subject to the conditions in the Purchase Agreement (the “U.S. Acquisition”) and (ii) TerraForm IWG Ontario Holdings LLC, a wholly-owned indirect subsidiary of TerraForm Power, entered into an asset purchase and sale agreement (the “Asset Purchase Agreement”) with Invenergy Wind Canada Green Holdings ULC, Seller, Marubeni Corporation and Caisse de Dépôt et Placement du Québec to acquire a 78 MW wind generation facility located in Ontario, Canada (the “Raleigh Facility”), upon the terms and subject to the conditions in the Asset Purchase Agreement (the “Canada Acquisition” and together with the U.S. Acquisition, the “Acquisition”).

The Acquisition collectively consists of approximately 930 MW of operating and under-construction wind power plants located in the United States and Canada.

The total purchase price for the Acquisition is $2.0 billion, subject to certain adjustments, and includes approximately $818 million owed by subsidiaries of the Seller as of the closing date under certain non-recourse credit facilities related to the Raleigh Facility and the Acquired Companies that the purchasers have agreed to either repay or to assume on the closing date.

The three projects under construction, which represent approximately 285 MW of capacity, will be acquired when they have reached commercial operation. Final closing of the transaction is expected by the fourth quarter of 2015.

In addition to customary closing conditions, the closings of the Acquisition are subject to various third party consents, including certain U.S. and Canadian regulatory approvals. The U.S. approvals include the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) or early termination of the waiting period under the HSR Act and approvals by the Federal Energy Regulatory Commission and the Public Utility Commission of Texas.

The foregoing descriptions of the Purchase Agreement and the Asset Purchase Agreement are qualified in their entirety by reference to the Purchase Agreement and the Asset Purchase Agreement, which will be filed in accordance with SEC rules.

Forward Looking Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including the timing of the completion of the acquisitions, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “intend,” “project,” “target,” “plan,” “believe” and similar terms and expressions. Forward-looking statements are based on current expectations and assumptions. Although TerraForm Power believes that its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, among others: the failure of counterparties to fulfill their obligations under offtake agreements; price fluctuations, termination provisions and buyout provisions in offtake agreements; delays or unexpected costs during the completion of projects under construction; TerraForm Power’s ability to successfully identify, evaluate and consummate acquisitions from SunEdison, Inc. or third parties, including the acquisitions of the wind power operating projects from the Seller; government regulation; operating and financial restrictions under agreements governing indebtedness; TerraForm Power’s ability to borrow additional funds and access capital markets; TerraForm Power’s ability to compete against traditional and renewable energy companies; TerraForm Power’s ability to integrate acquired power plants, including the wind power plants described in this report; and hazards customary to the power production industry and power generation operations, such as unusual weather conditions and outages. Furthermore, any dividends are subject to available capital, market conditions and compliance with associated laws and regulations.

TerraForm Power undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause TerraForm Power’s actual results to differ materially from those contemplated in the forward-looking statements included in this report should be considered in connection with information regarding risks and uncertainties that may affect TerraForm Power’s future results included in TerraForm Power’s filings with the Securities and Exchange Commission at www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TerraForm Power, Inc.

By:	/s/ Sebastian Deschler
	Name:	Sebastian Deschler
	Title:	Senior Vice President, General Counsel and Secretary

Dated: July 6, 2015